Exhibit 99.1

CONTACTS:
Investors:   Ray Marchuk    212-343-6857
Media:       Judy Corman    212-343-6833



 SCHOLASTIC ANNOUNCES FOURTH QUARTER CHARGES RELATED TO ITS CONTINUITY BUSINESS;
             EXPECTS FISCAL 2004 EPS IN LINE WITH PREVIOUS GUIDANCE

NEW YORK, NY, July 12, 2004 - Scholastic Corporation (NASDAQ: SCHL) today announced that, in connection with its previously announced review of its Continuity business, it will record charges of approximately $25 million in the fourth quarter of its fiscal year ended May 31, 2004 related to that business. The Company also announced that it will record a fourth quarter gain of $8 million resulting from the termination of a sublease in New York City.

The net effect of these items of $17 million pre-tax, or $0.28 per diluted share net of tax, will be recorded in the quarter and year ended May 31, 2004. Including these items and special severance charges principally recorded in earlier quarters of fiscal 2004 totaling $3.3 million pre-tax or $0.05 per diluted share net of tax, the Company expects to report Fiscal 2004 EPS of $1.40 to $1.50 per diluted share. These results are in line with Scholastic's prior guidance. The Company also expects to exceed its previously stated $50 million cash flow target for Fiscal 2004.

The Continuity-related charges primarily represent write-downs of inventory from discontinued programs and prepaid promotion costs, as well as small increases in bad debt expense and provisions for returns, and related severance. These charges will be recorded primarily as components of Cost of goods sold; Selling, general and administrative expenses; and Bad debt expense.

Richard Robinson, Chairman, President and CEO, commented, "As we said we would in March, we thoroughly reviewed our Continuity business in response to the challenges we faced during Fiscal 2004, including the effects of federal Do Not Call legislation." Robinson added, "We are adjusting our business model to strengthen our relationship with our most productive customers through product and service improvements. While we expect that reducing promotions to our less productive customers will temporarily reduce revenues, we believe these actions will improve customer retention, profitability and cash flow in this strategically important business. Our direct-to-home Continuity business has generated significant profits and cash flow since its acquisition in June 2000 and is a key part of our plan to reach parents at home and help their children read and learn."

As a result of actions taken to strengthen the management team of the Continuity business, the Company will also record a severance charge of $2.3 million, or $0.04 per diluted share, in the first quarter of Fiscal 2005.

Scholastic will announce Fiscal 2004 results and Fiscal 2005 plans after the close of market on July 21, 2004 and will hold its year-end investor meeting the following morning, July 22nd at 8:00 am, EDT, at corporate headquarters in New York City.

ABOUT SCHOLASTIC

Scholastic Corporation, the world's largest publisher and distributor of children's books, creates quality educational and entertaining materials and products for use in school and at home, including children's books, textbooks, magazines, technology-based products, teacher materials, television programming, videos and toys. The Company distributes its products and services through a variety of channels, including proprietary school-based book clubs, school-based book fairs, school-based and direct-to-home continuity programs; retail stores, schools, libraries, and television networks; and the Company's Internet Site, http://www.scholastic.com.